Confidential Treatment Requested. Confidential portions of this document have been redacted and have been separately filed with the Commission.

AMENDMENT AGREEMENT
(WASHINGTON, IOWA)

THIS AMENDMENT AGREEMENT dated January 13, 2012 (the “Amendment”), is made and entered into by GAVILON, LLC (“Purchaser”) and IOWA RENEWABLE ENERGY, LLC (“Seller”).

RECITALS:

(a)
Purchaser and Seller have entered into a Feedstock Supply Agreement (the “Feedstock Agreement”), Biodiesel Sale and Purchase Agreement (the “Biodiesel Agreement”), and Master Netting, Setoff, Credit and Security Agreement (the “Master Agreement”), each dated as of October 12, 2011, and, as to the Biodiesel Agreement, amended by that certain Biodiesel Sale and Purchase Amendment dated December 29, 2011 (collectively, the “Agreements”).

(b)
The Parties desire to amend the Term of the Feedstock Agreement and Biodiesel Agreement, and to further amend the Agreements to provide for minimum Feedstock requirements and railcar leasing, all as set forth below.

AGREEMENT:

NOW THEREFORE, in consideration of the agreements herein made and for other good and valuable consideration, the Parties acknowledge and agree as follows:

1.Feedstock Agreement Amendments. Effective January 1, 2012 the Feedstock Agreement shall be amended as follows:

1.1    Term. Section 2 of the Feedstock Agreement shall be deleted and the following substituted therefor:

“2.    Term. This Agreement shall become effective as of the date hereof and shall remain in effect until December 31, 2012. Thereafter this Agreement will automatically renew for successive one-year periods unless either Party provides the other Party with written notice of nonrenewal no less than ninety (90) days prior to the end of the initial or then-current renewal period. Notwithstanding any provision to the contrary, this Agreement shall automatically terminate as of the same date of any termination of the Biodiesel Sale and Purchase Agreement entered into between the Parties on even date herewith (the “Biodiesel Agreement”).”

1.2    Supply of Biodiesel. The last paragraph of Section 3.1 of the Feedstock Agreement is hereby deleted in its entirety.

*** Confidential material redacted and filed separately with the Commission.

1.3    Exclusivity and Minimum Volumes. The following Section 3.6 shall be added to the Feedstock Agreement:

“3.6    Exclusivity; Minimum Feedstock Orders. Buyer agrees to make available to Gavilon one hundred percent (100%) of Buyer's Plant capacity for the processing of Feedstock. Gavilon shall submit Confirmed Orders for the sale and delivery of at least *** gallons of Feedstock per month (subject to prorata reduction for any partial month). Buyer further agrees that except for Feedstock, no animal fats, vegetable oils or feedstocks used in producing biofuel shall be processed at the Plant. The Parties shall discuss Feedstock availability and delivery options, and use all commercially reasonable efforts to establish a mutually-acceptable delivery schedule for the Feedstock.

If Gavilon fails to submit Confirmed Orders for the delivery of at least *** gallons of Feedstock per month (prorated for any partial month), Gavilon shall pay Buyer, as compensation for unused capacity, the amount of *** ($***) per each gallon of shortfall from such minimum monthly quantities. Shortfall quantities shall be calculated at the end of each month, with payment (if any) to be made in accordance with the Master Agreement. For purposes of this Section the Parties agree to adjust the above minimum gallon amounts in a commercially reasonable manner in order to reflect the actual type, unit of measure, and other characteristics of Feedstock being delivered.”

2.    Biodiesel Agreement Amendments. Effective January 1, 2012, the Biodiesel Agreement shall be amended as follows:

2.1    Term. Section 2 of the Biodiesel Agreement shall be deleted and the following substituted therefor:

“2.    Term. This Agreement shall become effective as of the date hereof and shall remain in effect until December 31, 2012. Thereafter this Agreement will automatically renew for successive one-year periods unless either Party provides the other Party with written notice of nonrenewal no less than ninety (90) days prior to the end of the initial or then-current renewal period. Notwithstanding any provision to the contrary, this Agreement shall automatically terminate as of the same date of any termination of the Feedstock Agreement.”

2.2    Biodiesel Supply. The first sentence of Section 3.1 shall be deleted and the following substituted therefor:

“From time to time the Parties shall enter into transactions in which Seller shall sell, and Purchaser shall purchase, all Biodiesel produced at the Plant.”

2.3    Railcar Lease. Section 8 of the Biodiesel Agreement shall be amended by adding the following additional Section 8.6:

“8.6
Railcar Lease. Seller shall lease railcars to Purchaser for the purpose of transporting Biodiesel from the Plant. Such leasing shall be: (i) subject to the availability of Seller's railcars; (ii) charged at the monthly rate of $***/railcar; and (iii) otherwise carried out on commercial, arms-length' terms and conditions that are usual and customary in the railcar leasing industry.”

3.    Master Agreement Amendment. Effective January 1, 2012, Section 1.1 of the Master Agreement shall be amended as follows:

3.1    Payments. Sections 1.1 and 1.2 of the Master Agreement shall be deleted and the following substituted therefor:

*** Confidential material redacted and filed separately with the Commission.

“1.1
Due Dates; Payment Dates. Payments for Feedstock shall be deemed due from Producer on the day of delivery from Dedicated Storage into production at Producer's plant. Payments for Biodiesel shall be deemed due from Gavilon on the day of final production and delivery into Dedicated Storage. The above notwithstanding, Gavilon shall pay the Minimum Amount *** of each month. Any amounts owed by the Parties for Feedstock and Biodiesel deliveries or otherwise pursuant to the Supply Agreements shall be due and payable on (i) the fifteenth (15th) day of the month of delivery (for deliveries occurring days one (1) through thirteen (13) of such month), or (ii) the second (2nd) day of the month following the month of delivery (for deliveries occurring during days fourteen (14) through the last day of the month) (each, a “Payment Date”). If any Payment Date falls on a Holiday, payment shall be made on the following banking day. The “Minimum Amount” shall equal *** Dollars ($***).

Any amounts owed by Gavilon under Section 3.6 of the Feedstock Agreement, as the result of a monthly shortfall in the submittal of Confirmed Orders, shall be paid (pursuant to Section 1.2) on the first Payment Date that occurs in the following month. Similarly, any overpayments made by Gavilon as a result of the Minimum Amount exceeding the net amounts otherwise owed by Gavilon under the Supply Agreements shall be refunded by Producer (pursuant to Section 1.2) on the first Payment Date that occurs in the following month.

1.2
Netting Statements. At least two (2) business days before each Payment Date Gavilon shall provide Producer with a netting statement which identifies the Parties' respective payment obligations under the Supply Agreements during the prior payment period (the “Netting Statement”), and the difference of the greater amount owed by either Party less the amount owed by the other Party including a credit for Gavilon's payment of the Minimum Amount (the “Net Settlement”). The Net Settlement shall be paid by the Party owing the greater amount. Payment shall be made via wire transfer to the other Party on the applicable Payment Date.”

3.2    Additional Security. Section 2.2 of the Master Agreement shall be deleted and the following substituted therefor:

"2.2    Additional Security. Producer hereby grants to Gavilon a first priority continuing security interest in all right, title and interest held by Producer in, to and under all transactions (subject to clause 4.2(a)) arising under the Supply Agreements including payment intangibles and other contract rights, receivables and other proceeds arising therefrom. Producer also hereby grants to Gavilon a first priority continuing security interest in all biodiesel that has been produced under the Biodiesel Agreement and placed into storage pending delivery and transfer of title to Gavilon. It is understood that the transactions entered into under the Supply Agreements are based on and subject to market volatility and other factors as well as Producer's credit standing. Consequently, such factors may necessitate that Producer provide security in an amount determined by Gavilon in its reasonable discretion or otherwise provide adequate assurances of Producer's ability to perform all of its obligations under the Supply Agreements. Gavilon acknowledges that additional security may be limited by Producer's existing creditors and may require such creditors' prior approval."

4.    Pricing Differentials. The per-gallon differential between the delivered price for certain Feedstocks on the one hand, and the price for resulting Biodiesel on the other, shall be as follows:

*** Confidential material redacted and filed separately with the Commission.

Feedstock Type	Pricing Differential (vs. Biodiesel)
RBD Soybean oil and other low FFA/highly-refined feedstocks	$***/gal
Crude Soybean oil, crude degummed soybean oil, super degummed canola oil and similar (lower-quality) vegetable oils	$***/gal
Animal by-product oils having FFA's in excess of 1%	$***/gal

The above price differentials shall be reflected in Confirmed Orders issued pursuant to the Agreements.

5.    Binding and Effective/Successors and Assigns. Upon execution and delivery of this Amendment by the Parties hereto, this Amendment shall become binding and effective. This Amendment shall inure to the benefit of and be binding on the Parties hereto and their respective successors and assigns.

6.    Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.

7.    Defined Terms. All capitalized terms in this Amendment shall have the meanings ascribed to them in the respective Agreement, unless otherwise defined herein.

8.    Conflicts. In the event of a conflict between the terms and conditions of the respective Agreement and the terms of this Amendment, the terms of this Amendment shall control. The Parties hereto acknowledge and agree that the intent and purpose of this Amendment shall be considered and given full effect in any interpretation of the respective Agreement, and to this end each of the Agreements is hereby modified accordingly. Except as modified by this Amendment, all terms and conditions of the Agreements shall remain in full force and effect.

9.    Entire Agreement. This Amendment constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereto.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

GAVILON, LLC	IOWA RENEWABLE ENERGY, LLC
By: /s/ Dennis Stieren	By: /s/ Larry Rippey
Name:	Name: Larry Rippey
Title:	Title: Chairman/CEO

LENDER'S CONSENT AND ACKNOWLEDGMENT

The undersigned hereby (i) consents to Seller's entering into the above Amendment including the granting therein of the first-priority security interests to Purchaser, and (ii) subordinates its rights and interests in Seller's biodiesel to Purchaser's first-priority security interest in accordance with Section 2 of that certain Consent to Collateral Assignment of Contracts and Agreements and Intercreditor Agreement dated October 12, 2011.

MLIC ASSET HOLDINGS LLC
By: /s/ Mike Wilson
Title: V.P.
Date: